CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-184351, 333-196166, 333-223834 and 333-231528) of Luxfer Holdings PLC of our report dated March 9, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Manchester, United Kingdom
March 9, 2020